Exhibit 99.1

AutoImmune Inc. 1199 Madia Street Pasadena, CA 91103 Phone: 626-792-1235 Fax: 626-792-1236

Contact:

Robert C. Bishop, Ph.D.

Chairman and Chief Executive Officer

AutoImmune Inc.

626-792-1235

website: http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2007 SECOND QUARTER FINANCIAL RESULTS

Pasadena, California, August 9, 2007 - AutoImmune Inc. (OTCBB: AIMM) today reported a net loss of $62,000, or break even per share basic and diluted, for the three months ended June 30, 2007, compared with a net loss of $183,000, or $0.01 per share basic and diluted, for the three months ended June 30, 2006. For the six months ended June 30, 2007, the net loss was $54,000, or break even per share basic and diluted, compared with net loss of $481,000, or $0.03 per share basic and diluted for the same period in 2006. As of June 30, 2007, the Company reported $8.8 million in cash and marketable securities, which is the same as cash and marketable securities as of December 31, 2006.

Chairman of the Board and Chief Executive Officer Robert C. Bishop, Ph.D. stated, “While the Company’s overall financial performance continues to show improvement, product sales at Colloral LLC, our joint venture with Deseret Laboratories, Inc., were not what we hoped they would be in the second quarter as we wait for a restocking order from Futurebiotics.” AutoImmune consolidates Colloral LLC for financial reporting purposes in accordance with FIN 46 “Consolidation of Variable Interest Entities.”

BioMS Medical Corp., a Canadian company which has an exclusive license to certain of the Company’s intellectual property rights, recently announced the start of enrollment in its second pivotal Phase III trial of MBP8298 for secondary progressive MS. Interim results from the first pivotal trial for this indication are expected in May 2008. BioMS also reported it has received an initial positive review by the Data Safety Monitoring Board in its Phase II trial of MBP8298 for relapsing remitting MS. Under the license agreement, BioMS makes monthly diligence payments to AutoImmune and will pay royalties to AutoImmune on sales of its lead drug MBP8298, a treatment for multiple sclerosis, if it reaches the market.

AutoImmune is a biopharmaceutical company involved in the development of a new class of mucosally administered therapies for the treatment of autoimmune and cell-mediated inflammatory diseases and conditions.

This release contains forward-looking statements that involve risks and uncertainties. The Company’s actual results may differ significantly from results discussed in the forward-looking statements due to a number of important factors, including, but not limited to the uncertainties of clinical trial results, the Company’s dependence on third parties for licensing revenue, and the risks of technological change and competition. These factors are more fully discussed in the Company’s most recent Annual Report on Form 10-KSB filed with the Securities and Exchange Commission in the section “Risk Factors.” The discussion in the Annual Report on Form 10-KSB is hereby referenced into this release.

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AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2007	2006	2007
Revenue	$87,000	$63,000	$184,000	$160,000

Costs and expenses:
Cost of product revenue	4,000	2,000	13,000	11,000
Research and development	17,000	58,000	147,000	88,000
Selling, general and administrative	354,000	178,000	707,000	363,000

Total costs and expenses	375,000	238,000	867,000	462,000

Interest income	105,000	113,000	202,000	223,000
Other income	—	—	—	25,000

	105,000	113,000	202,000	248,000

Net loss	$(183,000)	$(62,000)	$(481,000)	$(54,000)

Net loss per share - basic	$(0.01)	$(0.00)	$(0.03)	$(0.00)

Net loss per share - diluted	$(0.01)	$(0.00)	$(0.03)	$(0.00)

Weighted average common shares outstanding - basic	16,919,623	16,979,623	16,919,623	16,961,344

Weighted average common shares outstanding - diluted	16,919,623	16,979,623	16,919,623	16,961,344

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2006	June 30, 2007
Cash and marketable securities	$8,763,000	$8,826,000
Other current assets	188,000	121,000

Total assets	$8,951,000	$8,947,000

Current liabilities	$128,000	$120,000
Total stockholders’ equity	8,823,000	8,827,000

Total liabilities and equity	$8,951,000	$8,947,000